Exhibit 1.1

Execution Version

TERMS AGREEMENT

November 12, 2024

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Attention: Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US$1,250,000,000 aggregate principal amount of its 5.592% Fixed Rate Reset Subordinated Notes Due 2034 (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, the entities listed on Annex A hereto, as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.675% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be November 19, 2024, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the terms set forth in Annex B hereto. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank SA/NV and Clearstream Banking S.A. and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars, and the record date for the Securities shall be the business day immediately preceding each interest payment date. Sections 11.02 and 11.03 of the indenture, dated as of April 12, 2001, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended from time to time, the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Amended and Restated Debt Securities — Underwriting Agreement — Basic Provisions” dated March 7, 2023 (the “A&R Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the A&R Basic Provisions had been set forth in full herein

Terms defined in the A&R Basic Provisions are used herein as therein defined. The Execution Time means 4:25 p.m. (Eastern Time).

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or

(2) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(3) not a qualified investor as defined in the Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

United Kingdom

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(2) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(3) not a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

2

Additionally, in the United Kingdom, the Prospectus Supplement and the accompanying Prospectus is being distributed only to, and is directed only at qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the FSMA (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, each Underwriter represents and agrees that such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The Prospectus Supplement and the accompanying Prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which the Prospectus Supplement and the accompanying Prospectus relates is only available to, and will be engaged in with, relevant persons only.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

3

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001 (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority. DBS Bank Ltd. (“DBS”), ICBC Standard Bank Plc (“ICBC”) and Oversea-Chinese Banking Corporation Limited (“OCBC”) are restricted in their securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase securities that are offered or sold in the United States. Accordingly, DBS, ICBC and OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase securities that may be offered or sold by other underwriters in the United States. DBS, ICBC and OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

Karen Wang, Esq., Senior Vice President – Corporate Securities Issuance Legal of the Company, is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and counsel to the Underwriters.

4

Please accept this offer no later than 9:00 p.m. (Eastern Time) on November 12, 2024 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated November 12, 2024, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., on behalf of the Underwriters named herein

By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name: Elissa Steinberg
Title: Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Inc.	$870,625,000
American Veterans Group, PBC	$8,125,000
Bancroft Capital, LLC	$8,125,000
BBVA Securities Inc.	$8,125,000
BMO Capital Markets Corp.	$8,125,000
Capital One Securities, Inc.	$8,125,000
Danske Markets Inc.	$8,125,000
DZ Financial Markets LLC	$8,125,000
ING Financial Markets LLC	$8,125,000
MUFG Securities Americas Inc.	$8,125,000
Multi-Bank Securities, Inc.	$8,125,000
Nomura Securities International, Inc.	$8,125,000
Nordea Bank Abp	$8,125,000
PNC Capital Markets LLC	$8,125,000
RBC Capital Markets, LLC	$8,125,000
Santander US Capital Markets LLC	$8,125,000
Scotia Capital (USA) Inc.	$8,125,000
SMBC Nikko Securities America, Inc.	$8,125,000
TD Securities (USA) LLC	$8,125,000
U.S. Bancorp Investments, Inc.	$8,125,000
ANZ Securities, Inc.	$6,250,000
Banco de Sabadell, S.A.	$6,250,000
Barclays Capital Inc.	$6,250,000
BNY Mellon Capital Markets, LLC	$6,250,000
CIBC World Markets Corp.	$6,250,000
Citizens JMP Securities, LLC	$6,250,000
Commerz Markets LLC	$6,250,000
Commonwealth Bank of Australia	$6,250,000
DBS Bank Ltd.	$6,250,000
Desjardins Securities Inc.	$6,250,000
Fifth Third Securities, Inc.	$6,250,000
Great Pacific Securities	$6,250,000
HSBC Securities (USA) Inc.	$6,250,000
Huntington Securities, Inc.	$6,250,000
ICBC Standard Bank Plc	$6,250,000
Intesa Sanpaolo IMI Securities Corp.	$6,250,000
KeyBanc Capital Markets Inc.	$6,250,000

Loop Capital Markets LLC	$6,250,000
M&T Securities, Inc.	$6,250,000
Macquarie Capital (USA) Inc.	$6,250,000
Mizuho Securities USA LLC	$6,250,000
nabSecurities, LLC	$6,250,000
National Bank of Canada Financial Inc.	$6,250,000
Natixis Securities Americas LLC	$6,250,000
NatWest Markets Securities Inc.	$6,250,000
Oversea-Chinese Banking Corporation Limited	$6,250,000
Rabo Securities USA, Inc.	$6,250,000
RB International Markets (USA) LLC	$6,250,000
Regions Securities LLC	$6,250,000
Samuel A. Ramirez & Company, Inc.	$6,250,000
Security Capital Brokerage, Inc.	$6,250,000
SG Americas Securities, LLC	$6,250,000
Swedbank AB (publ)	$6,250,000
Truist Securities, Inc.	$6,250,000
UniCredit Capital Markets LLC	$6,250,000
Westpac Capital Markets LLC	$6,250,000
Total	$1,250,000,000

ANNEX B

CITIGROUP INC.

$1,250,000,000

5.592% FIXED RATE RESET CALLABLE SUBORDINATED NOTES DUE 2034

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	[Omitted]

Ranking:	Subordinated. See “Subordination” below.

Trade Date:	November 12, 2024

Settlement Date:	November 19, 2024 (T+5 days)

Maturity:	November 19, 2034

Par Amount:	$1,250,000,000

Treasury Benchmark:	4.125% due October 31, 2029

Treasury Price:	$99-05+

Treasury Yield:	4.312%

Re-offer Spread to Benchmark:	T5+128 bp

Re-offer Yield:	5.592%

Initial Fixed Rate Coupon:	5.592% per annum, payable semiannually in arrears on each May 19 and November 19, beginning on May 19, 2025, from, and including, the Settlement Date to, but excluding, November 19, 2029 (the “initial fixed rate period”). Following New York business day convention during the initial fixed rate period.

Subsequent Fixed Rate Coupon:	From, and including, November 19, 2029 (the “reset date”) to, but excluding, Maturity (the “subsequent fixed rate period”), an annual fixed rate equal to the five-year treasury rate as of the reset determination date plus 1.280%, payable semiannually in arrears on each May 19 and November 19, beginning on May 19, 2030 and ending at Maturity or any earlier redemption date. Following New York business day convention during the subsequent fixed rate period.

Five-Year Treasury Rate:

The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of the reset determination date, as determined by the calculation agent in its sole discretion.

If no calculation is provided as described above, then the Issuer (or its affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor for the five-year treasury rate or (ii) if there is no such industry-accepted substitute or successor for the five-year treasury rate, a substitute or successor rate that is most comparable to the five-year treasury rate. Upon selection of a substitute or successor rate, the Issuer (or its affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count convention, the business day convention, the definition of business day, the reset determination date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to the five-year treasury rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

Reset Determination Date:	Three business days prior to the reset date.

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$1,245,937,500 (before expenses)

Day Count:	30/360

Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply

Redemption at Issuer Option:	We may redeem the subordinated notes, at our option, (i) in whole, but not in part, on November 19, 2029, or (ii) in whole at any time or in part from time to time, on or after October 19, 2034 at a redemption price equal to the sum of 100% of the principal amount of the subordinated notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the subordinated notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the subordinated notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the subordinated notes to non-U.S. persons.

Subordination:	The subordinated notes will rank subordinate and junior in right of payment to Citigroup’s Senior Indebtedness as defined in “Description of Debt Securities – Subordinated Debt” in the Issuer’s base prospectus dated March 7, 2023.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 PN5

ISIN:	US172967PN53

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers **:

American Veterans Group, PBC

Bancroft Capital, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Danske Markets Inc.

DZ Financial Markets LLC

ING Financial Markets LLC

MUFG Securities Americas Inc.

Multi-Bank Securities, Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Junior Co-Managers **:

ANZ Securities, Inc.

Banco de Sabadell, S.A.

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commerz Markets LLC

Commonwealth Bank of Australia

DBS Bank Ltd.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Great Pacific Securities

HSBC Securities (USA) Inc.

Huntington Securities, Inc.

ICBC Standard Bank Plc

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Oversea-Chinese Banking Corporation Limited

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Security Capital Brokerage, Inc.

SG Americas Securities, LLC

Swedbank AB (publ)

Truist Securities, Inc.

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.
**

Note: To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any subordinated notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.